ANYTHING  INTERNET  ANNOUNCES  NEW  CFO  AND  DIRECTOR

COLORADO SPRINGS, Colo., Nov 30, 1999 (BUSINESS WIRE) -- Anything Internet Corporation (OTC BB: ANYI) announces that its Board of Directors has selected Donald W. Prosser, CPA, as its new Chief Financial Officer (CFO), a previously unfilled position. Mr. Prosser will also be joining the Company's Board of Directors.

Mr. Prosser has held partner positions with Pannell Kerr Forster International and Idelberg & Hayes, both CPA firms. Previously he was the Managing Director at American Express Tax & Business Services. For the last three years he has been in private practice, performing CFO services for six developing firms. Mr. Prosser specializes in guiding developing companies, advising on tax planning, and assisting with mergers and acquisitions. He is a court qualified expert witness on Business Valuations and an affiliate of the American Institute of Certified Public Accountants, as well as four other recognized professional CPA and Appraiser organizations. Mr. Prosser's expertise and experience will provide an important element in Anything Internet's future development and goal of qualifying for NASDAQ in the coming year.

Lawrence Stanley, Anything Internet's Interim co-President and CEO, stated, "We are extremely fortunate to have Mr. Prosser join our management team here at Anything Internet and look forward to his input and guidance in the growth of our Company. The key to the success of any venture is having the right players on board. With a capable and experienced management team quickly coming into place we look forward to a very exciting new year. Additionally, I would like to add that we are very close to making a final decision on our new CEO and expect to be able to announce the filling of that position shortly."

Anything Internet Corporation, headquartered in Colorado Springs, Colorado with a business-to-business sales and support office in Tampa, Florida, is a publicly held Internet e-commerce holding company. Through its wholly-owned subsidiaries, Anything Internet operates Internet storefronts AnythingPC.com, AnythingMAC.com, AnythingUNIX.com, anyCOFFEE.com, and AnythingBOOKS.com where it sells over 201,000 different computer hardware, software and peripheral products, more than 200 different specialty coffees and one of the largest selections of books, magazines and music available. Anything Internet's e-commerce enabling technologies provide its customers with exceptional product choices, superior pricing and delivery options, and easy-to-use search and purchase capabilities.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Anything Internet Corporation) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the high technology industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Anything Internet Corporation. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, changes in federal or state tax laws, and market competition factors. For a description of additional risks and uncertainties, please refer to Anything Internet's filings with the Securities and Exchange Commission.


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